Exhibit 5.1
(269) 337-7700 Fax: (269) 337-7701

December 20, 2019

CHF Solutions, Inc.
12988 Valley View Road
Eden Prairie, Minnesota  55344

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CHF, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of an aggregate of 1,794,906 shares (the ‘‘Registration Shares”) of the Company’s common stock, par value $0.0001 per share, of which all Registration shares are issuable upon the exercise of certain common stock purchase warrants (the “Warrants”).  The Warrants were issued pursuant to a Securities Purchase Agreement dated October 23, 2019 by and among the Company,  Bigger Capital Fund, LP and Hudson Bay Master Fund Ltd. and a Securities Purchase Agreements dated November 4, 2019 by and among the Company and Bigger Capital Fund, LP, District 2 Capital Fund LP and Hudson Bay Master Fund Ltd.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. In addition, in rendering this opinion, we have assumed that the Offered Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and Delaware corporate law.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Registration Shares have been duly authorized by the Company and when issued upon the exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402